Exhibit 16.1

[Ernst & Young LLP Letterhead]

February 4, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read the disclosure related to change in accountants required by Item 11 in the Registration Statement on Form S-1 dated February 4, 2005, of Rackable Systems, Inc. and are in agreement with the statements contained in the second, third and last sentences of the first paragraph and the first, third and fourth sentences of the second paragraph of the section titled “Change in Accountants” on page 105 therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.

/s/ Ernst & Young LLP

CHANGE IN ACCOUNTANTS

Old Rackable’s independent registered public accounting firm was Deloitte & Touche LLP (“D&T”). On January 23, 2003, upon the recommendation of our board of directors, New Rackable engaged Ernst & Young LLP (“E&Y”) as New Rackable’s independent registered public accounting firm. The engagement with E&Y was formalized on September 3, 2003. The reports of D&T on the Predecessor’s financial statements for the fiscal years ended September 30, 2001 and 2002, contained no adverse opinion, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles. During the fiscal years ended September 30, 2001 and 2002, and through the date of the Rackable Purchase, there were no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused them to make a reference to the subject matter of the disagreements in connection with their reports. Neither Old Rackable nor New Rackable consulted with E&Y on any financial or accounting reporting matters during the fiscal years ended September 30, 2001 and 2002 and through January 23, 2003.

On July 26, 2004, upon the recommendation of our board of directors, we dismissed E&Y as our independent registered public accounting firm. At the same time, upon the recommendation of our board of directors, we engaged D&T as our independent registered public accounting firm, which engagement was formalized on August 23, 2004. At the time of their dismissal, E&Y had not completed an audit of our or our Predecessor’s financial statements and, accordingly, has not issued any report on our or our Predecessor’s financial statements as of any date or for any period. During the period in which we had engaged E&Y, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused E&Y to make a reference to the subject matter of the disagreements in connection with their report. New Rackable did not consult with D&T on any financial or accounting reporting matters in the period between December 10, 2002, the date of incorporation of New Rackable, and the time of our engagement of D&T on August 23, 2004.